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                                   EXHIBIT 5.1

June 28, 2001


Cedar Mountain Distributors, Inc.
1236 East Frontier Lane
Olathe, Kansas 66062

     Re: Registration of Shares of Common Stock on Form SB-2

Gentlemen:

     We have examined a copy of the Registration Statement on Form SB-2 (the "Registration Statement") of Cedar Mountain Distributors, Inc., a Nevada corporation (the "Company"), for the registration under the Securities Act of 1933, as amended, of 200,000 shares of the Company's Common Stock, par value $.001 per share (the "Shares"). We have also examined the Articles of Incorporation of the Company, and such other corporate records and other documents as we have deemed necessary in order to express the opinion set forth below.

     We are of the opinion that, upon payment in full of the price therefor, and upon issuance, the Shares will have been duly authorized, legally issued, fully-paid and nonassessable shares of Common Stock of the Company under the laws of the State of Nevada, where the Company is incorporated.

     We hereby consent to the reference to this firm under Item 5 of the Registration Statement and to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ GIBSON, HAGLUND & PAULSEN
                                        -----------------------------
                                        Gibson, Haglund & Paulsen


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